UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	June 24, 2010

EMERALD DAIRY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52174	80-0137632
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11990 Market Street, Suite 205 Reston, Virginia 20190
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(703) 867-9247

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Loan Agreement

On June 24, 2010, Emerald Dairy Inc. (the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with an unrelated party (the “Lender”), pursuant to which the Company borrowed $800,000 from the Lender (the “Loan”), in consideration for which it issued a promissory note to the Lender (the “Note”).

The interest rate on the Note is ten (10%) percent per annum and is payable on maturity.  The Note has a stated maturity date of June 24, 2011.  Upon the maturity of the Note, by acceleration or otherwise, interest on unpaid amounts shall thereafter be payable at the rate of twelve (12%) percent per annum (“Default Interest”), until the obligation is paid in full.  Any regular interest or Default Interest not paid when due under the Note shall be added to the principal of the Note.  The Company may from time-to-time prepay any amount due under the Note, in whole or in part, without penalty.

The Company intends to apply substantially all of the proceeds from the Loan toward the cost of equipping the first production line of its new milk powder processing facility (the “Facility”) located in Hailun City, Heilongjiang Province, People’s Republic of China (the “PRC”).

Sale and Leaseback Agreement

On June 24, 2010, the Company's indirect subsidiary, Hailun Xinganling Dairy Co., Ltd. (“HXD”), a company organized pursuant to the laws of the PRC, entered into a Sale and Leaseback Agreement (the “Sale and Leaseback Agreement”) with Fenghui Leasing Co., Ltd. (“Fenghui”), pursuant to which, among other things:

-	Fenghui purchased certain milk powder processing equipment located at the Facility (the “Equipment”) from HXD, for a purchase price of approximately US$5,140,000;

-	Fenghui leased the Equipment back to HXD for thirty-six (36) monthly payments of approximately US$163,000 (a total of approximately US$6,044,000); and

-	The Company issued to Fenghui three-year warrants to purchase 934,600 shares of the Company’s common stock, at an exercise price of $1.65 per share (the “Warrants”).

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 24, 2010, the Company’s indirect subsidiary, HXD, sold certain Equipment to Fenghui for a purchase price of approximately US$5,140,000, pursuant to the terms and conditions of the Sale and Leaseback Agreement.  For additional information regarding HXD’s sale of the Equipment to Fenghui, see the disclosure set forth under the heading “Sale and Leaseback Agreement” in Item 1.01 above, which disclosure is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Promissory Note

Reference is made to the disclosure regarding the Note set forth under the heading “Loan Agreement” in Item 1.01 above, which disclosure is incorporated herein by reference.

Equipment Lease

On June 24, 2010, the Company’s indirect subsidiary, HXD, entered into the Sale and Leaseback Agreement with Fenghui, pursuant to which Fenghui leased certain Equipment to HXD for thirty-six (36) monthly payments of approximately US$163,000 (a total of approximately US$6,044,000).  For additional information regarding Fenghui’s lease of the Equipment to HXD, see the disclosure set forth under the heading “Sale and Leaseback Agreement” in Item 1.01 above, which disclosure is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

Reference is made to the disclosure regarding the Warrants set forth under the heading “Sale and Leaseback Agreement” in Item 1.01 above, which disclosure is incorporated herein by reference.

The Warrants will expire three years after the date of their issuance and may be exercised for cash only.  The number of shares of the Company’s common stock deliverable upon exercise of the Additional Investor Warrants will be subject to adjustment for, among other things, subdivision or consolidation of shares, and certain other standard dilutive events. The Warrants provide that the holder cannot exercise the Warrants if any exercise would result in beneficial ownership by such holder and its affiliates of more than 9.9% of the outstanding shares of the Company’s common stock, unless this provision is waived by written agreement between the holder and the Company not less than sixty-one (61) days from the date of such waiver.

The Company believes that the issuance of the Warrants in connection with the Sale and Leaseback Agreement is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) promulgated thereunder, as transactions by an issuer not involving a public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD DAIRY INC.
(Registrant)

Date: June 30, 2010	By:	/s/ Yang Yong Shan
Yang Yong Shan
Chairman, Chief Executive Officer and President